Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 15, 2022		Chief Financial Officer

ENCORE WIRE REPORTS FOURTH QUARTER and FULL YEAR 2021 RESULTS

McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2021.
Fourth Quarter and Full Year 2021 Highlights
•Fourth Quarter Earnings per Diluted Share of $6.91; Full Year 2021 Earnings per Diluted Share of $26.22
•Fourth Quarter Net income of $141.6 million; Full Year 2021 Net income of $541.4 million
•Copper volume sold increased 3.9% over fourth quarter of 2020; Increased 10.8% over 2020 levels
•Cash on hand of $439.0 million as of December 31, 2021; up from $183.1 million as of December 31, 2020
•Company repurchased 82,178 shares in the fourth quarter of 2021; repurchased 475,557 shares for the full year 2021
•Current Ratio of 6.72 as of December 31, 2021
•No long-term debt or borrowings under the revolving credit line
Net sales for the fourth quarter ended December 31, 2021 were $687.9 million compared to $380.8 million for the fourth quarter of 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 3.9% in the fourth quarter of 2021 versus the fourth quarter of 2020.
Gross profit percentage for the fourth quarter of 2021 was 34.2% compared to 15.4% in the fourth quarter of 2020. The average selling price of wire per copper pound sold increased 70.5% in the fourth quarter of 2021 versus the fourth quarter of 2020, while the average cost of copper per pound purchased increased 36.4%.
Net income for the fourth quarter of 2021 was $141.6 million versus $24.1 million in the fourth quarter of 2020. Fully diluted net earnings per common share were $6.91 in the fourth quarter of 2021 versus $1.17 in the fourth quarter of 2020.
Net sales for the year ended December 31, 2021 were $2.593 billion compared to $1.277 billion during the same period in 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 10.8% in the year ended December 31, 2021 versus the year ended December 31, 2020.
Gross profit percentage for the year ended December 31, 2021 was 33.5% compared to 15.2% during the same period in 2020. The average selling price of wire per copper pound sold increased 84.7% in the year ended December 31, 2021 versus the year ended December 31, 2020, while the average cost of copper per pound purchased increased 49.5%.
Net income for the year ended December 31, 2021 was $541.4 million versus $76.1 million in the same period in 2020. Fully diluted net earnings per common share were $26.22 for the year ended December 31, 2021 versus $3.68 in the same period in 2020.
Aluminum wire represented 10.5% and 8.3%, respectively, of our net sales in the quarter and year ended December 31, 2021. Aluminum unit volumes increased on both a comparative quarter and annual basis over 2020 levels.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Our operating performance and results in 2021 mark a milestone year in the great history of Encore Wire. By leveraging our one-location, low-cost business model, tested sales distribution network, strong and dedicated employee base and deep supplier relationships, we were able to deliver exceptional results. Throughout the fourth quarter of 2021, sales prices and margins remained strong as we successfully navigated raw material constraints and price volatility. We remain centered and nimble, adapting to changing customer needs and fluid market dynamics. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes on a quarter and annual basis over 2020 levels.
Copper unit volumes increased 3.9% on a comparative quarter basis and 10.8% on a year-to-date basis. Comex copper prices increased during the fourth quarter, averaging slightly higher than the third quarter of 2021. All other raw material costs also increased slightly during the quarter. This upward volatility positively impacted and supported current market spreads. Copper spreads increased 133.7% on a comparative quarter basis and 149.2% on a year-to-date basis.
We continue to believe Encore Wire remains well positioned to capture market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $439.0 million in cash at the end of the year. During 2021 we repurchased 475,557 shares of our common stock at an average price of $91.04, including 82,178 shares repurchased at an average price of $128.54 in the fourth quarter. We also declared a $0.02 cash dividend during the quarter.
The new service center opened in mid-May and is fully operational today. The repurposing of our vacated distribution center to expand manufacturing capacity and extend our market reach will be completed in the second quarter of 2022.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost manufacturer in the sector and increasing manufacturing capacity to drive growth. Capital spending in 2022 through 2024 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency. Total capital expenditures were $118 million in 2021. We expect total capital expenditures to range from $150 - $170 million in 2022, $150 - $170 million in 2023, and $80 - $100 million in 2024. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the fourth quarter and full year results on Wednesday, February 16, 2022, at 10:00 am Central time. Hosting the call will be Daniel L. Jones, Chairman, President and Chief Executive Officer, and Bret J. Eckert, Chief Financial Officer. To participate in the call, the dial-in number is 800-447-0521, and the confirmation number is 50273460. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2020 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2021	2020	2021	2020
Net Income	$141,642	$24,100	$541,422	$76,067
Income Tax Expense	41,135	7,169	157,975	22,729
Interest Expense	103	59	391	239
Depreciation and Amortization	6,134	5,144	23,288	19,459
EBITDA	$189,014	$36,472	$723,076	$118,494

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash	$438,990	$183,123
Receivables, net	491,126	275,781
Inventories, net	100,816	92,322
Prepaid Expenses and Other	4,118	3,907
Total Current Assets	1,035,050	555,133
Property, Plant and Equipment, net	494,916	410,768
Other Assets	570	553
Total Assets	$1,530,536	$966,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$75,353	$56,726
Accrued Liabilities and Other	78,747	36,866
Total Current Liabilities	154,100	93,592
Long-Term Liabilities
Deferred Income Taxes and Other	37,347	35,133
Total Long-Term Liabilities	37,347	35,133
Total Liabilities	191,447	128,725
Stockholders’ Equity
Common Stock	271	270
Additional Paid-in Capital	72,753	67,885
Treasury Stock	(155,014)	(111,718)
Retained Earnings	1,421,079	881,292
Total Stockholders’ Equity	1,339,089	837,729
Total Liabilities and Stockholders’ Equity	$1,530,536	$966,454

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	(unaudited)				(unaudited)

Net sales	$687,853	100.0%	$380,823	100.0%	$2,592,721	100.0%	$1,276,948	100.0%
Cost of sales	452,719	65.8%	322,019	84.6%	1,724,975	66.5%	1,082,413	84.8%
Gross profit	235,134	34.2%	58,804	15.4%	867,746	33.5%	194,535	15.2%

Selling, general and administrative expenses	52,435	7.6%	27,614	7.3%	168,543	6.5%	97,008	7.6%
Operating income	182,699	26.6%	31,190	8.1%	699,203	27.0%	97,527	7.6%

Net interest & other income	78	—%	79	0.1%	194	—%	1,269	0.1%
Income before income taxes	182,777	26.6%	31,269	8.2%	699,397	27.0%	98,796	7.7%

Provision for income taxes	41,135	6.0%	7,169	1.9%	157,975	6.1%	22,729	1.7%
Net Income	$141,642	20.6%	$24,100	6.3%	$541,422	20.9%	$76,067	6.0%

Basic earnings per share	$7.02		$1.17		$26.49		$3.69
Diluted earnings per share	$6.91		$1.17		$26.22		$3.68
Weighted average number of common and common equivalent shares outstanding:
Basic	20,189		20,557		20,439		20,599
Diluted	20,491		20,619		20,649		20,653
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08